Exhibit 10.1

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement is entered into as of the date of last signature below, by and between The Regents of the University of California, on Behalf of its Los Angeles Campus, having an address at 10889 Wilshire Blvd, Suite 920 Los Angeles, CA 90095-7191 (“University”), and NewHydrogen, Inc., a wholly owned subsidiary of BioSolar, Inc., having an address at 27936 Lost Canyon Road, Suite 202, Santa Clarita, CA 91387 (“Sponsor”).

1.	Research

1.1.	Project Title. Discovery of Efficient and Stable Earth-Abundant Material based Catalysts for

Hydrogen Production through Water Electrolysis

1.2.	Agreement Number. 20212174

1.3.	Principal Investigator. Yu Huang

1.4.	Statement of Work. Research under this Agreement will be performed on a reasonable efforts basis in accordance with the Statement of Work attached as Exhibit A (“Research”). To the extent that any terms and conditions of this Agreement are in conflict with the Statement of Work, the terms of this Agreement shall control.

2.	Term of the Agreement

2.1.	Effective Date. December, 14, 2020

2.2.	Term. [January 1, 2021 to December 31, 2021]

3.	Principal Investigator

University’s performance of the Research will be under the direction of the Principal Investigator. In the event that the Principal Investigator becomes unable or unwilling to continue the Research and an alternative Principal Investigator is not agreeable to Sponsor, Sponsor will have the option to terminate this Agreement in accordance with Section 18 below.

4.	Research Funding

The cost to Sponsor for University’s performance hereunder will be $150,552.

5.	Payment

5.1.	Payment Schedule. Sponsor will pay University in accordance with the payment schedule set forth in Exhibit B. Payment will be made payable to The Regents of the University of California, reference the Agreement Number set forth in Section 1.2 above and the Principal Investigator set forth in Section 1.3 above.

5.2.	Sponsor Payment Contact. University invoices (if any) will be sent to:

Name: [David Lee, Chief Executive Officer]

Email: [david@biosolar.com]

6.	RESERVED

7.	Equipment

In the event that University purchases supplies or equipment hereunder, title to such supplies and equipment will vest in University.

8.	Confidentiality

8.1.	Confidential Information. During the course of this Agreement, one party may provide the other with certain information or material, including oral disclosure of information which will be reduced to writing within thirty (30) days, which the providing party has dated and marked as "Confidential" (“Confidential Information”). Except as required by law, the receiving party will receive and hold such information in confidence and agrees to use reasonable effort to prevent its disclosure to third parties. This obligation will continue in effect for five (5) years after expiration or termination of the Agreement.

8.2.	Exceptions. The receiving party agrees that it will not consider information disclosed to it by the disclosing party to be confidential which: (1) is now public knowledge or subsequently becomes such through no breach of this Agreement; (2) is rightfully in the receiving party's possession prior to the disclosure as shown by written records; (3) is rightfully disclosed to the receiving party by a third party; (4) is independently developed by or for the receiving party without reliance upon the Confidential Information; or (5) is required to be disclosed by law.

9.	Deliverable

9.1.	Deliverable. University will provide Sponsor a report summarizing the data and technical information generated in the performance of the Research promptly following the conclusion or early termination of the Research (“Deliverable”).

9.2.	Use of Deliverable. Sponsor may use the data and technical information contained in the Deliverable for any internal research purpose subject to Sections 10 and 12 below. University makes no representations or warranties of merchantability or fitness of the data and/or technical information for any particular purpose, non-infringement of third party rights, nor any other warranty of any kind. Unpublished data and technical information contained in such deliverable should be considered Confidential Information by Sponsor even if not specifically marked as specified in Section 8.1 above. The right to use any such data or technical information in the development or commercialization of product or service for sale, or to enable the commercialization of such a product or service through the inclusion of such data or technical information in a regulatory or other enabling filing, may be secured as part of a license obtained by Sponsor in accordance Section 10 below.

10.	Inventions, Patent Filing and Licensing

10.1.	Inventions. Ownership of developments or discoveries first conceived and actually reduced to practice in the performance of the Research under this Agreement (“Inventions”) will be determined in accordance with United States Patent Law.

10.2.	Invention Disclosure. University will promptly disclose to Sponsor in writing any Invention (“Invention Disclosure”). Sponsor will hold this Invention Disclosure on a confidential basis and will not disclose the Invention Disclosure or any information contained therein to any third party without the express written consent of University.

10.3.	License Rights. To the extent that Sponsor has paid all direct and indirect costs of University’s performance of the Research as set forth in Section 4 and 5 above, and to the extent that University has the legal right to do so, Sponsor will be granted upon receipt of the Invention Disclosure a time-limited, exclusive, first right to negotiate an option or license to University’s interests in any Invention as well as any further rights contemplated pursuant to Section 9.2 above. Sponsor will advise University in writing within sixty (60) days of Sponsor’s receipt of the Invention Disclosure whether it wishes to exercise such right (“Election Period”). Sponsor will have one hundred and twenty (120) days from the date of election to execute such option or license with University, subject to any mutually agreed upon extension thereof (“Negotiation Period”).

10.4.	License. A license provided under this Section 10 will contain reasonable terms, require diligent performance by Sponsor for the timely commercial development and early marketing of the Invention, and include Sponsor’s continuing obligation to reimburse University’s prosecution costs for any Invention subject to the license. If such license is not concluded within the Negotiation Period, or if Sponsor does not elect to secure such a license, neither party will have any further obligations to the other with respect to such Invention and University’s rights to such Invention will be disposed of in accordance with University policies. The parties acknowledge and agree that any failure or inability to reach agreement for any reason whatsoever will not be deemed a breach by either party of this Agreement or any other agreement or arrangement between the parties.

10.5.	RESERVED

10.6.	Patent Prosecution and Costs.

(A)	University Inventions. University will be responsible for the preparation, prosecution and maintenance of all Inventions solely owned by University, subject to Sponsor’s obligation to reimburse associated costs as set forth in Section 10.6(C) below.

(B)	Joint Inventions. University and Sponsor will make appropriate arrangements for the preparation, prosecution and maintenance of all Inventions owned jointly. Where University and Sponsor are not able to come to such cooperative arrangement in a timely fashion, each party agrees to provide written notice to the other prior to any independent action leveraging its interest in such joint Invention, including without limitation the filing for patent protection in any jurisdiction.

(C)	Patent Costs. Sponsor understands and agrees that absent an agreement to reimburse University’s associated costs, University is under no obligation to file or maintain a patent on any Invention. Upon exercise of Sponsor’s right during the Election Period set forth in Section 10.3, Sponsor is obligated to the timely reimbursement of costs associated with the filing any maintenance of a patent on the Invention(s), and this obligation will continue throughout the Negotiation Period and any extension thereof.

10.7.	No Other Licenses. Nothing in this Agreement is or shall be construed as conferring to Sponsor by implication, estoppel, or otherwise any license or rights under any patents or other rights of the University.

11.	Copyright

As between University and Sponsor, University will own the copyrights in copyrightable works first created in a tangible medium of expression by University in the performance of the Research. At Sponsor’s request, to the extent that Sponsor has paid all direct and indirect costs of University’s performance of the Research as set forth in Section 4 and 5 above, and to the extent that University has the legal right to do so, University will grant to Sponsor a license to University’s interest in such works on reasonable terms and conditions, as the parties mutually agree in a separate writing.

12.	Publication

12.1.	Right to Publish. University will have the right, at its discretion, to make or permit to be made scholarly disclosures of the results of the Research, including without limitation, publication in scholarly journal(s), presentations at academic and other conferences, disclosures to University and non-University scholars, and disclosures in grant and funding applications.

12.2.	Sponsor Prior Review. University will furnish Sponsor with a copy or notice of any proposed publication in a scholarly journal or conference presentation that includes a report of the results of the Research at least thirty (30) days prior to submission for publication or presentation (“Review Period”). Upon written notification by Sponsor during the Review Period, University agrees to delete any Sponsor Confidential Information contained in the proposed publication or presentation. If it is determined that a patent application should be filed to protect potentially patentable subject matter contained in the proposed publication or presentation, University will delay publishing or presenting for a maximum of an additional thirty (30) days in order to protect the potential patentability of any invention described therein. University will at all times have final authority to determine the scope and content of any publications and/or presentations.

13.	Export Control

13.1.	Fundamental Research. The parties acknowledge that University is an institution of higher education and has many foreign persons who are employees and students. University conducts its research activities as “fundamental research” under export control regulations (as set forth in 22 C.F.R. 120.11 and 15 C.F.R. 734.8).

13.2.	No Transfer of Controlled Data or Technology. The parties hereby acknowledge and agree that Sponsor will not transfer or otherwise disclose to University any technology or technical data identified on any U.S. export control list, including the Commerce Control List (15 C.F.R. 774) and the U.S. Munitions List (22 C.F.R. 121). Proposed disclosures that include technology or technical data other than that classified as EAR99 will be negotiated pursuant to a separate agreement.

14.	Use of Name and Publicity

14.1.	Use of University Name. California Education Code Section 92000 prohibits use of University’s name to suggest that University endorses a product or service. Sponsor will not use University’s names, including “UCLA,” without prior written approval except to identify University as the Study site.

14.2.	Publicity. Neither party will use the name, trade name, trademark or other designation of the other party in connection with any products, promotion, or advertising, without the prior written permission of the other party. However, nothing in this Section is intended to restrict either party from disclosing the existence of and nature of this Agreement (including the name of the other party) or from including the existence of and nature of this Agreement in the routine reporting of its activities.

15.	Indemnification

15.1.	University Indemnification. University shall defend, indemnify, and hold Sponsor, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorney's fees), or claims for injury or damages arising out of its performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorney's fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its officers, agents, or employees.

15.2.	Sponsor Indemnification. Sponsor shall defend, indemnify, and hold University, its officers, employees, and agents harmless from and against any and all liability, loss, expense (including reasonable attorney's fees), or claims for injury or damages arising out of its performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorney's fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Sponsor, its officers, agents, or employees.

15.3.	This Section will survive the termination or expiration of this Agreement.

16.	Governing Law

This Agreement will be governed by the laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof.

17.	Notice

Whenever any notice is to be given hereunder, it will be in writing and sent to the attention of the authorized representative for the receiving party indicated below (hereinafter “Authorized Representative”) by certified mail or overnight courier, at following address:

University:	University of California, Los Angeles

Technology Development Group

10889 Wilshire Boulevard, Suite 920

Los Angeles, CA 90095

Attn: Industry Sponsored Research

Sponsor:	[NewHydrogen, Inc.]

[27936 Lost Canyon Rd, Suite 202, Santa Clarita, CA 91387]

Attn: [David Lee]

18.	Termination

18.1.	Notice of Termination. Either University or Sponsor may terminate this Agreement by giving thirty (30) days written notice to the other in accordance with Section 18.

18.2.	Resolution. In the event of such termination, Sponsor will pay University actual direct and indirect costs and noncancellable commitments incurred prior to the effective date of termination and fair close-out related costs. If the total of such costs is less than the total funds advanced, the balance will be returned to Sponsor. In every instance, the total cost to Sponsor in the event of termination will not exceed the total award amount specified in Section 4.

19.	Miscellaneous

19.1.	Entire Agreement. This Agreement, including any attached Exhibits, constitutes the sole agreement of the parties with respect to its subject matter. It supersedes any prior written or oral agreements or communications between the parties, if any. It may not be modified except in a written document signed by the parties.

19.2.	No Assignment. Neither party may assign this Agreement without the other party’s prior written consent, which must not be unreasonably withheld. Notwithstanding the foregoing, Sponsor may assign this Agreement to a successor in ownership of all or substantially all of its business assets in the field to which this Agreement relates if such successor expressly assumes in writing the obligation to perform in accordance with the terms and conditions of this Agreement, and such assignment and express assumption is formally noticed to University. Any other purported assignment will be void.

19.3.	Successors and Representatives. This Agreement binds and inures to the benefit of the parties and their respective heirs, personnel representatives, successors, and (where permitted) assignees.

19.4.	Not a Partnership or Joint Venture. It is understood and agreed by the parties that University is performing this Agreement as an independent contractor. The parties, by this Agreement, do not intent to create a partnership, principal/agent, master/servant, or joint venture relationship and nothing in this Agreement will be construed as creating such a relationship between the parties.

19.5.	Severability. If any term or provision of this Agreement shall be held to be invalid or illegal, such term or provision shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement.

19.6.	Excusable Delays. University will be excused from performance hereunder if a delay is caused by inclement weather, fire, flood, strike or other labor dispute, acts of God, acts of governmental officials or agencies, or any other cause beyond the control of University. The excusable delay is allowed for the period of time affected by the delay. If a delay occurs, the parties will revise the performance or other provisions hereunder as appropriate.

19.7.	Recitals & Headings. Any recitals contained herein constitute an integral part of the Agreement and are to be considered as such. However, any captions and/or headings contained in this Agreement have been inserted for reference and convenience only and in no way define, limit, or describe the text of this Agreement or the intent of any provision.

19.8.	No Waiver. If either party fails to require the other to perform any term of this Agreement, that failure does not prevent the party from later enforcing that term. If either party waives the other’s breach of term, that waiver is not treated as waiving a later breach of the term.

19.9.	Counterparts. This Agreement may be signed in counterparts, each one of which is considered an original, but all of which constitute one and the same instrument.

SPONSOR	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, ON BEHALF OF ITS LOS ANGELES CAMPUS

/s/ David Lee	/s/ Amir Naiberg
(Signature)	(Signature)

By:	David Lee	By:	Amir Naiberg
Date:	12/11/2020	Date:	12/7/2020

/s/ Brian Roe
(Signature)

By:	Brian Roe
Date:	12/7/2020

EXHIBIT A

Scope of Work

Sponsored Research Project to BioSolar, Inc.

Discovery of Efficient and Stable Earth-Abundant Material based Catalysts for
Hydrogen Production through Water Electrolysis

Yu Huang, Department of Materials Science and Engineering, UCLA

1. BACKGROUNDS AND MOTIVATION

According to the United States Environmental Protection Agency (EPA), in 2018 alone, around 6,700 million metric tons of CO2 were emitted into the atmosphere from the consumption of fossil fuels. The energy and environmental crises caused by CO2 emission have led to the acceleration in the development of alternative clean energy sources1-5. Hydrogen has received a lot of attention as a green alternative to fossil fuels. In addition, hydrogen has a much larger specific energy of 141.86 MJ/kg (higher heating value) than typical commercial fossil fuels. For example, natural gas has a specific energy of 53.6 MJ/kg6. As of 2019, roughly 70 million tons of hydrogen were produced annually for various fields, including transportation, chemical engineering, and other industrial needs.

There are two primary sources for industrial hydrogen production: fossil fuels and renewable sources7. Unfortunately, more than 90% of current hydrogen production is from fossil fuels through natural gas reforming (Fig. 1). The hydrogen generated this way contains contaminants (CO, NOX, etc.), which is not only a problem for the environment, but can also impair hydrogen usage, e.g., CO is known to poison the Pt catalyst in the fuel cell system. Renewable hydrogen production, which primarily features the water electrolysis, can deliver H2/O2 with very high purity (up to 99% or more) with no pollutants generated. The alkaline electrolyzer8 and acidic proton exchange membrane (PEM) based electrolyzers have a similar share in the current water electrolyzer market. The PEM electrolyzer shows higher efficiency, lower specific energy consumption, and produces hydrogen of higher purity than alkaline water electrolyzers, and hence is more environmentally friendly. More importantly, the PEM water electrolyzer offers high dynamic ranges (0-100% production range can be reached within less than 50 ms), which is of particular interest to use with transient renewable energy sources and to integrate with smart grids.

However, PEM electrolytic hydrogen production cost is 10.30 $/kg compared to 2.27 $/kg of gas reforming7. The cost of electricity contributes to over 50% of hydrogen production costs in electrolyzers. Hence reducing the electricity (energy) consumption in water electrolysis is the key to cost reduction. Water electrolysis consists of two half-reactions, hydrogen evolution (HER) at the cathode and oxygen evolution (OER) at the anode. The water splitting processes are essentially constrained by the thermodynamically unfavorable OER at the anode. Therefore, efforts in water electrolysis efficiency improvement have mainly focused on electrocatalytic anodic materials. In addition, because of the highly acidic reaction environment in PEM (close to pH=0), only precious metals (PM) can survive such a harsh environment. A typical PEM water electrolyzer uses Pt or Pd for HER at the cathode and Ru/Ir oxides for OER at the anode, which also contributes to the higher cost of the PEM system.

2. GOALS AND TECHNICAL APPROACHES

The research goal for this Sponsored Research Project is to design earth-abundant OER catalysts for PEM electrolyzers with outstanding performance in all aspects, including low overpotential, high current density, and high stability. The success in developing such high-performance OER catalysts can greatly advance water electrolyzer technology, potentially bring down its hydrogen production cost to comparable to gas reforming and enable its wide adoption for renewable energy adaptation and environmental sustainability.

2.1 Mechanism and Intermediates during the Acidic OER Process

Understanding the reaction mechanism and the source of the catalyst instability is critical for catalyst design. A typical OER process contains four steps (Scheme 1), where * represents the active sites on the catalyst surface, and O*, OH*, and OOH* represent the adsorbed intermediates on the catalyst surface. Kinetics for Ir/C or IrO2/C is complicated because the OER mechanism can change upon different current density, and the instability of IrO2 under OER conditions contributes to the challenge 9-10. During the OER process, the lattice oxygen in IrO2 can take part in the reaction and leaves vacancies in the lattice, which is an irreversible process. As the reaction continues, the crystal structure may collapse, leading to the failure of the catalyst11. This stability issue is critical in OER catalyst design, as acidic conditions naturally ruled out all non-PM catalysts. However, in the studies of OER catalysts, it is found that, among all typical earth-abundant acidic OER catalysts, Co3O4 showed relatively better stability and low overpotential12. Interestingly, it is suggested that although Co3O4 also experiences a lattice oxygen oxidation process, Co3O4 is able to absorb water molecules to refill its oxygen vacancies through deprotonation and maintain the crystal structure13. However, the activity of the Co3O4 is fairly low.12, 14 Our strategy is to modulate the electronic structure of Co3O4 by doping/introducing foreign transition metal atoms (M: M can be Fe, Ni, Mn, Cu, Zn, etc.) into the Co3O4 structure, lowering the overpotential needed for OER while taking advantage of the stable structure it offers.

2.2 Lattice Compositional Modifications (Task 1)

Co3O4 structure belongs to the class of spinel structures. Spinel structures are a kind of oxides with AB2O4 chemical formula, in which oxygen ions are of cubic closest packing with A2+ and B3+ filled in tetrahedral (Td) and octahedral (Oct) vacancies, separately (Fig. 2A). Co3O4 is of typical spinel structure with Co2+ and Co3+ filled in tetrahedral and octahedral vacancies, separately ([Co2+]1[Co3+]2O4). Based on previous studies, Co will experience a reversible amorphization process during the OER. The percentage of Co occupying octahedral sites is crucial for high activity16-17, thereupon modulating the Co2+/Co3+ (or CoTd/CoOct) ratio is a feasible way to promote the acidic OER performance18-19. Here, we propose an ion-substitution strategy to precisely control the Co2+/Co3+ ratio while keeping Co3+ occupation in the spinel structures: partially or fully replace the Td site ions (Blue balls in Fig. 2A) with Mn2+, Ni2+, Zn2+, etc. through a simple one-pot hydrothermal synthetic method. In this way, the material’s electronic structure can be designed to better suit the OER environment with optimal OER intermediates’ binding energy. Moreover, adding a second metal in the cobalt oxide structure may bring better electronic properties (i.e., electron conductivity13), which is fundamentally beneficial to electrocatalysis.

Recently, we successfully synthesized the Co3O4 nano-needle arrays with a very high surface area (Fig. 2B-C). According to linear sweeping voltammetry (LSV) studies, this material showed an overpotential of 470 mV at 100 mA/cm2, whose performance is among the best acidic OER earth-abundant catalysts. The Co3O4 nano-needle arrays can be an ideal starting point to explore the compositional modification strategy for higher OER activity and stability. In addition to the CoTd/CoOct ratio control, we will also explore the optimal Co/M ratio to optimize both catalytic activity and acid-resistance.

As shown in Fig. 3, a hydrothermal approach will be used to tune the doping concentration of M in Co3O4 by modulating the feeding precursor concentrations. The morphology, crystal structure, and composition of the synthesized M-Co3O4 will be characterized by SEM, TEM, X-ray diffraction (XRD), and inductively coupled plasma-atomic emission spectroscopy (ICP-AES). The valence of the metal ions (both Co and M) will be examined by X-ray photoelectron spectroscopy (XPS) and X-ray absorption spectroscopy (XAS) studies. The catalytic performance of the M-Co3O4 will be evaluated using a rotating disk electrode (RDE, half cell) in acidic media, and the best catalyst systems will be examined in the full cell (H-cell) setting.

2.3 Substrate-Catalyst Interactions (Task 2)

In addition to the intrinsic catalytic property, substrate choice also plays a vital role in catalysis. OER mainly focuses on carbon-based substrates, including carbon black, carbon nanotube, graphene oxide (GO), etc. However, simply physically mixing the catalyst with carbon support does little for OER activity or stability (Fig.2D Co3O4/C-mix). Our preliminary studies showed that the in-situ growth of Co3O4 directly on carbon could improve both activity and stability (Fig. 2D Co3O4/C-syn), possibly by forming a Co-O-C bridge bond that promotes the covalent electron transfer from the carbon support to the oxide. Meanwhile, by establishing the Co-O-C bridge bond, the carbon atoms on the carbon support surfaces adjacent to the oxide nanoparticles will present substantial positive charge density, facilitating the OER process on the catalyst’s surface.

To this end, we will explore different carbon substrates (including active carbon, reduced graphene oxide and carbon nanotubes, etc.) to identify the best substrate choice for M-Co3O4 for better stability, higher catalyst loading, and lower overpotential. This will be achieved by feeding various carbon substrates simultaneously with the precursors into the reaction vessel, wherein the substrates can then serve as heterogeneous nucleation sites for the growth of M-Co3O4.

2.4 Coating and Surface Decoration (Optional Task)

In acidic conditions, oxides still suffer from dissolving problems since they will react with acid. One standard method to mitigate this problem is to coat the material with several layers of carbon or TiO2 at a microscale22-23. The carbon coating can also modulate the electron density and the electronic potential distribution on the carbon surface for better electrocatalytic properties. This method can also be applied to OER systems (Fig. 4)24-25. After coating, the catalyst lifetime may be significantly promoted because it prevents the large-scale contact between the core material and the acid to some extent. However, this should be used with great care to avoid blocking all the active surface sites.

Another effective approach to realize this goal is superacid surface decoration. Solid superacid is a kind of material with stronger acidity than sulfuric acid, providing more Lewis acidic sites for better hydroxyl group (-OH) affinity. Typical superacid structures are shown in Scheme 2. Li et al. synthesized the TiO2-SnO2/SO42- material for outstanding methanol oxidation activity26. With this surface engineering, the surface electron structure can be modified to help the catalyst adsorb reaction intermediates generated during the OER process. More importantly, the catalyst is expected to have higher acid resistivity because of the acid-preprocess on the surface. The acid-preprocess can be readily achieved by simply mixing the material with the acid and calcinate, which is fully scalable industrially.

Deliverable(s): A final project report detailing the optimal design and synthesis of transition metal-doped Co3O4 (M-Co3O4) catalyst system (including support) for catalyzing acidic OER with comparable performance with Ir-based catalysts used in current PEM electrolyzers. The knowledge gained can be broadly applied to catalyst design for highly efficient and low-cost hydrogen production from water electrolysis in various electrolytes.

3.  TASKS AND TIME-FRAME

Task 1 and 2 might inter-wine as dictated by project progression and needs

Task 1: Tuning the crystal structure and composition of transition metal-doped Co3O4 for optimized activity and stability of the catalysts (6 months)

Deliverable: Transition metal-doped Co3O4 (M-Co3O4) with comparable OER activity to Ir oxides in acidic medium. It is expected that the M-doped Co3O4 will also show much-improved stability in acid compared to IrO2 by design.

Task 2: Modify the support-catalyst interface for improved stability (6 months). If necessary or time permissible, we will also explore the surface coating approach for stability enhancement.

Deliverable: Develop in-situ growth of the M-Co3O4 directly on carbon-supports to enhance the catalyst stability as well as activity.

References

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2.	Owusu, P. A.; Asumadu-Sarkodie, S., A review of renewable energy sources, sustainability issues and climate change mitigation. Cogent Engineering 2016, 3 (1), 1167990.

3.	Shayeghi, H.; Shahryari, E.; Moradzadeh, M.; Siano, P., A Survey on Microgrid Energy Management Considering Flexible Energy Sources. Energies 2019, 12 (11).

4.	Kabir, E.; Kumar, P.; Kumar, S.; Adelodun, A. A.; Kim, K.-H., Solar energy: Potential and future prospects. Renewable and Sustainable Energy Reviews 2018, 82, 894-900.

5.	Bhattacharya, M.; Paramati, S. R.; Ozturk, I.; Bhattacharya, S., The effect of renewable energy consumption on economic growth: Evidence from top 38 countries. Applied Energy 2016, 162, 733-741.

6.	Durbin, D. J.; Malardier-Jugroot, C., Review of hydrogen storage techniques for on board vehicle applications. International Journal of Hydrogen Energy 2013, 38 (34), 14595-14617.

7.	Shiva Kumar, S.; Himabindu, V., Hydrogen production by PEM water electrolysis – A review. Materials Science for Energy Technologies 2019, 2 (3), 442-454.

8.	Buttler, A.; Spliethoff, H., Current status of water electrolysis for energy storage, grid balancing and sector coupling via power-to-gas and power-to-liquids: A review. Renewable and Sustainable Energy Reviews 2018, 82, 2440-2454.

9.	Ping, Y.; Nielsen, R. J.; Goddard, W. A., The Reaction Mechanism with Free Energy Barriers at Constant Potentials for the Oxygen Evolution Reaction at the IrO2 (110) Surface. Journal of the American Chemical Society 2017, 139 (1), 149-155.

10.	Ma, Z.; Zhang, Y.; Liu, S.; Xu, W.; Wu, L.; Hsieh, Y.-C.; Liu, P.; Zhu, Y.; Sasaki, K.; Renner, J. N.; Ayers, K. E.; Adzic, R. R.; Wang, J. X., Reaction mechanism for oxygen evolution on RuO2, IrO2, and RuO2@IrO2 core-shell nanocatalysts. Journal of Electroanalytical Chemistry 2018, 819, 296-305.

11.	Grimaud, A.; Diaz-Morales, O.; Han, B.; Hong, W. T.; Lee, Y.-L.; Giordano, L.; Stoerzinger, K. A.; Koper, M. T. M.; Shao-Horn, Y., Activating lattice oxygen redox reactions in metal oxides to catalyse oxygen evolution. Nature Chemistry 2017, 9 (5), 457-465.

12.	Yang, X.; Li, H.; Lu, A.-Y.; Min, S.; Idriss, Z.; Hedhili, M. N.; Huang, K.-W.; Idriss, H.; Li, L.-J., Highly acid-durable carbon coated Co3O4 nanoarrays as efficient oxygen evolution electrocatalysts. Nano Energy 2016, 25, 42-50.

13.	Huang, Z.-F.; Song, J.; Du, Y.; Xi, S.; Dou, S.; Nsanzimana, J. M. V.; Wang, C.; Xu, Z. J.; Wang, X., Chemical and structural origin of lattice oxygen oxidation in Co–Zn oxyhydroxide oxygen evolution electrocatalysts. Nature Energy 2019, 4 (4), 329-338.

14.	Zhang, B.; Zheng, X.; Voznyy, O.; Comin, R.; Bajdich, M.; García-Melchor, M.; Han, L.; Xu, J.; Liu, M.; Zheng, L.; García de Arquer, F. P.; Dinh, C. T.; Fan, F.; Yuan, M.; Yassitepe, E.; Chen, N.; Regier, T.; Liu, P.; Li, Y.; De Luna, P.; Janmohamed, A.; Xin, H. L.; Yang, H.; Vojvodic, A.; Sargent, E. H., Homogeneously dispersed multimetal oxygen-evolving catalysts. Science 2016, 352 (6283), 333.

15.	Rebekah, A.; Ashok Kumar, E.; Viswanathan, C.; Ponpandian, N., Effect of cation substitution in MnCo2O4 spinel anchored over rGO for enhancing the electrocatalytic activity towards oxygen evolution reaction (OER). International Journal of Hydrogen Energy 2020, 45 (11), 6391-6403.

16.	Bergmann, A.; Martinez-Moreno, E.; Teschner, D.; Chernev, P.; Gliech, M.; de Araújo, J. F.; Reier, T.; Dau, H.; Strasser, P., Reversible amorphization and the catalytically active state of crystalline Co3O4 during oxygen evolution. Nature Communications 2015, 6 (1), 8625.

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EXHIBIT B

Payment Schedule

Payment of a total of $150,552 shall be made to University by Sponsor in quarterly installments of $37,638, with each quarterly payment due on or before January 1, 2021, April 1, 2021, July 1, 2021 and October 1, 2021.

Checks will be made payable to The Regents of the University of California and will be sent to:

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Box 957089, 1125 Murphy Hall

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Bank Account Number: 1499650103

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B-1